                                    EXHIBIT 1
                              (English Translation)

                                                               November 28, 2007

To whom it may concern:

                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number: 3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)


                     Announcement Regarding Share Repurchase

       (Repurchase of shares in accordance with articles of incorporation as provided by Paragraph 1, Article 459 of the Corporate Law)

     Wacoal Holdings Corp. (the "Company") announced today that its board of directors resolved at a meeting held on November 28, 2007 that the Company will acquire shares of its stock as stipulated by its articles of incorporation pursuant to the provisions of Paragraph 1, Article 459 of the Corporate Law as follows:

                                      NOTE

     1. Reason for Share Repurchase

        To enhance capital efficiency and to implement increased capital flexibility tailored to the business environment

     2. Details of Repurchase

     (1) Type of shares to be repurchased:          common stock of the Company
     (2) Total number of shares to be repurchased:  4,000,000 shares (maximum)
                                                    (2.78% of issued shares)
     (3) Aggregate acquisition amount:              6,000,000,000 yen (maximum)
     (4) Period of repurchase:                      From December 3, 2007 until
                                                    March 10, 2008

     Note: The Company's treasury stock holdings as of October 31, 2007 were as follows:

     Total number of issued shares (excluding
      treasury stock)                                         140,569,824 shares
     Shares held as treasury stock                              3,446,861 shares


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